Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424B2

(Form Type)

Prologis L.P.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.250% Notes due 2031	Rule 457(r)(1)	$368,595,651(2)	99.955%	$368,429,783	0.00011020	$40,600.96
Total Offering Amounts						$368,429,783
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$40,600.96

(1)       The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-267431 filed on September 15, 2022.

(2)       C$500,000,000 aggregate principal amount of the 5.250% Notes due 2031 will be issued. The $368,595,651 Amount to be Registered is based on the October 26, 2022 CAD/U.S. $ rate of exchange of C$1.3565/U.S.$1.00.